Exhibit 99.1
CONTACT:	Kim Detwiler UNIVEST CORPORATION Director of Corporate Communications 215-721-8396 detwilerk@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION ANNOUNCES MANAGEMENT SUCCESSION PLAN;
NAMES WILLIAM S. AICHELE CHAIRMAN, PRESIDENT, AND CEO OF THE CORPORATION

SOUDERTON, Pa., September 30, 2004 - Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), today announced its new management succession plan to align its executive management team with the evolving needs of the growing financial institution.

Marvin A. Anders, chairman of Univest Corporation and Univest National Bank & Trust Co., announced his retirement, effective January 1, 2005, after 47 years of leadership, dedication and loyal service. Anders will continue to share his expertise with the Corporation by serving on the board of directors.

Martin Renninger, executive vice president of Univest Corporation, chairman of Univest Investments, Inc., and chairman and chief executive officer of Univest Insurance, Inc. announced his retirement, effective January 1, 2005.

“Marvin and Martin have been extremely valuable to Univest in helping us expand our platform of financial services to serve residents, businesses and nonprofit organizations throughout Bucks and Montgomery counties,” said William S. Aichele, president and chief executive officer of Univest Corporation. “Their leadership, strategic vision, and compassion for the community were tremendous assets as we not only grew our banking services, but successfully incorporated insurance and investment solutions to service the needs of customers throughout our marketplace.”

Anders and Renninger may be leaving the executive team at Univest Corporation, but they are quick to offer their congratulations to their colleagues who have worked along side of them for many years.

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Univest Announces Management Succession Plan

“After 47 years of service with Univest Corporation, I can truly say I have been blessed with a career which enabled me to touch so many lives,” said Anders. “I have enjoyed every opportunity afforded to me and the countless friendships developed through the years. I am looking forward to retirement, as well as the opportunity to continue working with my colleagues, and serving Univest and the community through my involvement on the board of directors.”

The management succession plan, released today, includes several promotions and increased responsibilities to the executive management group, effective January 1, 2005.

William S. Aichele, president and chief executive officer of Univest Corporation and Univest National Bank & Trust Co. will also become chairman of Univest Corporation and its subsidiaries Univest National Bank and Trust Co., Univest Investments, Inc. and Univest Insurance, Inc.

Aichele has served Univest Corporation for 32 years and is responsible for overseeing the management and operations of the Corporation and its subsidiaries. He is also very active in the community, serving on the board of directors of various organizations, including The James A. Michener Art Museum, North Penn United Way, Foundation for the North Penn United Way, Grand View Hospital, Grand View Health Foundation, Peter Becker Community and Regional Improvement Consortium.

K. Leon Moyer, senior executive vice president of Univest Corporation and Univest National Bank & Trust Co., has also been named president and chief operating officer of Univest National Bank and Trust Co. Moyer has over 33 years of experience in the financial services industry with Univest. In his new role, Moyer is responsible for Human Resources and all Retail Banking and Corporate Banking activities.

Wallace H. Bieler, senior executive vice president and chief financial officer and corporate secretary of Univest Corporation and Univest National Bank and Trust Co. has also been named chief operation officer for the Corporation. Bieler joined Univest in 1965. He will be responsible for Finance and Accounting and Risk Management, and will also oversee all of the Corporation’s operational functions to ensure accuracy, accountability and standards of excellence.

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Univest Announces Management Succession Plan

“It is an exciting time at Univest,” said Aichele. “Our performance over the last two years shows our dedication to providing financial solutions for life, while serving the communities throughout our marketplace. We’ve completed two strategic acquisitions - expanding our banking subsidiary, enhanced shareholder value through listing our stock on the NASDAQ National Market, and have been recognized as one of the top 3,000 performing companies by the Russell Index.

“The newly aligned senior executive management group is dedicated to continuing Univest’s strategic mission to ‘be a strong influential leader in the markets we choose to serve,’ by maximizing opportunities and establishing Univest as the financial provider of choice. We’re looking forward to 2005 and the new opportunities which lie ahead. We have an experienced leadership team to continue elevating Univest throughout our service area, with extensive market knowledge and a deep commitment to shareholders, employees, customers and the community.”

Univest Corporation and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks and Montgomery counties through a branch network of 36 offices and 39 ATM locations.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

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